Exhibit 99.1

BSD Medical Corporation
2188 West 2200 South
Salt Lake City, Utah 84119-1326
Telephone (801) 972-7863

July, 21, 2009

Dear Shareholder:

Thank you for your patience and understanding during this period of transition at BSD Medical.  I have worked diligently the last three months getting acquainted with every aspect of BSD.  We have many challenges ahead, but our long term prognosis remains optimistic.  Our two core technologies, hyperthermia and thermal ablation, hold substantial promise.  Markets in China and other parts of the world provide significant, untapped potential for BSD’s products. However, we currently operate in a challenging global economic environment.  Capital equipment sales across all areas of the medical business are suffering under the crush of shrinking budgets and revenues.  As the global economy improves, we expect a positive impact on our business, but the timing of any economic improvement remains uncertain.  In the following discussion I would like to clarify BSD’s status today, and discuss the areas we plan to pursue for success in the future.

Hyperthermia is enjoying some level of resurgence domestically and internationally.  Much promising clinical work is being done, particularly in Europe.  However, with the exception of China, hyperthermia does not yet enjoy wide acceptance for the treatment of cancer. In the U.S., The National Comprehensive Cancer Network (NCCN), whose clinical practice guidelines in oncology are some of the most widely recognized treatment recommendations in medicine, continues to consider hyperthermia an experimental treatment.  Hyperthermia acceptance will be driven by data from U.S. generated, multi-center clinical trials. U.S. clinical data is not yet available in quantity and quality.  The great clinical hyperthermia work conducted in Europe is often not accepted by the FDA, which makes FDA marketing approvals for hyperthermia equipment more difficult and time consuming.  This is one of the formidable challenges to BSD.  As additional BSD units are sold and clinical data continues to accumulate, we expect an accelerating sales line and progress toward the general clinical acceptance of hyperthermia, but this process is very complex and will require a significant amount of time and resources.  If we successfully obtain our HDE (Humanitarian Device Exemption) marketing approval for the BSD 2000, our credibility and legitimacy will continue to strengthen in markets outside the U.S., including China and Europe.  The impact of the HDE in the U.S. is uncertain, but we believe HDE regulatory approval will open up markets like South America, Taiwan and Japan, previously closed to the BSD 2000, pending FDA approval.  We expect to hear from the FDA very soon regarding our HDE application.  China widely recognizes hyperthermia as a potent treatment in the fight against cancer and is certainly the world’s biggest market for hyperthermia.  The government in China is currently funding 2,000 new hospitals.  We currently have regulatory approval in China and a strong, widely respected distributor whose business is exclusively hyperthermia.  One of our first priorities going forward will be seeking to expand our business relationships and our business potential in China.  Sales of BSD hyperthermia equipment in China have been encouraging, and we expect our success in China to continue to accelerate.

Ablation is the next area of tremendous promise for BSD Medical.  Unlike hyperthermia, BSD ablation is a stand-alone therapy.  It is not normally used in conjunction with radiation or chemotherapy.  The BSD Micro Thermx-100 ablation device (MTX-100) uses precision guided microwave energy to destroy (ablate) soft tissue (tumors).  BSD microwave ablation has the ability to destroy certain tumors over a short time period and has the potential to deliver more consistent performance than other ablation modalities.  Over 40,000 solid tumor ablation procedures were performed in the U.S. last year and 140,000 procedures were performed worldwide.  Ablation procedures are projected to grow 12% a year over the next five years.  The MTX-100 received FDA 510(k) market clearance in September 2008, but following field evaluations of the original design, we elected to pursue a more advanced Phase II ablation system.  The Phase II will provide a wider range of clinical application, improved ease of use and additional revenue streams.  We believe the MTX-100 Phase II will be superior to any competing designs and are confident it has the potential to be the market leader in microwave ablation.  Additional time will be needed to complete the market-ready Phase II design, apply for applicable regulatory approvals and finalize manufacturing processes. We are unable to predict with certainty when MTX-100 revenues will begin, but project the product will be released to the marketplace in the first or second quarter of next calendar year.  The MTX-100 is expected to have a significant positive impact on our results in the 2010 fiscal year.

In summary, we are very optimistic about our company and our future.  We have the world’s most advanced technology in hyperthermia and ablation.  Our new product offerings and pending regulatory approvals will add significantly to our potential sales and profitability. Our highly skilled, experienced employee base, including recent additions to our management team, contributes to this optimism.  Thank you for your support of BSD Medical.  We are working diligently to make the future something we can all be proud of.

Yours truly,

/s/ Harold R. Wolcott

Harold R. (Butch) Wolcott
President

For additional information, please refer to our current SEC filings and our BSD website. In the very near future our website will be re-designed to provide more useful and timely information with better visibility into our current business.  Statements contained in this letter that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.